ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of the 4th day of October, 2019 by and between the Sprott Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Exhibit 1 (each a “Fund” and together the “Funds”), and Sprott Asset Management, LP a limited partnership (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of each Fund’s operations and the Administrator is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of each Fund’s operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

2. Services on a Continuing Basis. Subject to the overall supervision of the Board of Trustees of the Trust (the “Board”), the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

A) perform the services in Exhibit 2 attached; and

B) such additional services as may be agreed upon by the Funds and the Administrator.

The Administrator agrees to provide the Funds with general office facilities and the services of persons necessary to perform the supervisory, administrative, and clerical functions as are needed to effectively operate the Funds and perform the services listed in Exhibit 2.

3. Responsibility of the Administrator. The Administrator shall be under no duty to take action on behalf of the Funds except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator’s control.

4. Accounts and Records. The accounts and records maintained by the Administrator on behalf of the Funds shall be the property of the Trust. The Administrator shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. The Administrator shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during the Administrator’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust at the Trust’s expense. The Administrator shall assist the Trust, the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Funds’ accounts and records and reports by the Administrator or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Trust agrees to cooperate with the Administrator and take delivery of Trust records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Trust records to the Trust.

5. Reliance Upon Instructions. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board and shall incur no liability to the Trust in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board to give oral or written instructions on behalf of the Funds.

6. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and all prior, present or potential shareholders of the Funds, except after prior notification to, and approval of release of information in writing by, the Funds, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

7. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Administrator’s control which render the performance of the Administrator’s functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator’s expense) to prevent or remedy such service interruptions.

8. Compensation. For the services it provides, each Fund pays the Administrator a fee based on its respective average daily net assets. The fee payable to the Administrator by each Fund is calculated daily and payable monthly, by the fifth day of the next month, at an annual rate of: (i) 0.15% on the first $400 million of average daily net assets; (ii) 0.13% on the next $600 million of average daily net assets; and (iii) 0.12% on the average daily net assets in excess of $1 billion.

9. Indemnification. Each Fund agrees to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities

Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board, provided, that the Administrator will not be indemnified against any liability to a Fund or to shareholders of such Fund (or any expenses incident to such liability) arising out of the Administrator’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless each of the Funds, the Trust, and each of its Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. No Fund or other series of the Trust shall be liable for any claim against, or expense of, any other Fund or series of the Trust.

10. Duration. This Agreement shall become effective with respect to each Fund listed on Exhibit 1 hereof as of the date first written above. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the date first written above. With respect to each Fund not in existence on the date first written above, the Agreement shall become effective on the date an amendment to Exhibit 1 to this Agreement relating to that Fund is executed and continue in effect for two (2) years from that date. Thereafter, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods until termination.

11. Termination. The Agreement may be terminated at any time, without penalty, by the Board, on behalf of a Fund or Funds, or the Administrator on 60 days’ written notice to the other. All notices and other communications hereunder shall be in writing.

12. Assignment. This Agreement cannot be assigned without the prior written consent of the other party hereto.

13. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

14. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.

SPROTT FUNDS TRUST, on behalf of its series listed in Exhibit 1

By:	/s/ John Ciampaglia
Title:	President

SPROTT ASSET MANAGEMENT L.P.

By:	/s/ John Ciampaglia
Title:	Chief Executive Officer

EXHIBIT 1

Effective Date: October 4, 2019

Series of the Sprott Funds Trust

The Sprott Gold Fund

EXHIBIT 2

Sprott Asset Management, LP (“SAM”)

Administrative Services

Pursuant to Section 2 of the Administration Agreement between SAM and the Sprott Funds Trust (the “Trust”), SAM will perform the following services on a regular basis which shall be daily, weekly or as otherwise appropriate:

1) prepare and coordinate reports and other materials to be supplied to the Board of Trustees of the Funds (the “Board”);

2) prepare and/or supervise the preparation and filing with the applicable regulatory authority of all securities filings, periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports and filings required of the Funds;

3) supervise and monitor the preparation of all required filings necessary to maintain the Fund’s qualification and/or registration to sell shares in all states where the Funds currently do, or intend to do business;

4) coordinate the preparation, printing and mailing of all materials (e.g., Annual Reports) required to be sent to shareholders;

5) coordinate the preparation and payment of Fund-related expenses;

6) monitor and oversee the activities of the Funds’ servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

7) review and adjust as necessary the Funds’ daily expense accruals;

8) monitor daily, monthly and periodic compliance with respect to Federal and State Securities Laws, Securities and Exchange Commission and NASD Rules and prospectus guidelines and restrictions:

9) send periodic information (i.e., performance figures) to service organizations that track investment company information; and

10) perform such additional services as may be agreed upon by the Trust and SAM.